Exhibit 99.1

Rexahn Effects 1-for-10 Reverse Stock Split

ROCKVILLE, Md., May 5, 2017 – Rexahn Pharmaceuticals, Inc. (NYSE MKT: RNN) (“Rexahn” or the “Company”), a clinical stage biopharmaceutical company developing innovative, targeted therapeutics for the treatment of cancer, today announced that the Company’s previously announced 1-for-10 reverse split (the “Reverse Stock Split”) of its common stock (the “Common Stock”) became effective today prior to the opening of trading on the NYSE MKT, and that the Common Stock will begin trading on a split-adjusted basis at the opening of trading today.

As a result of the reverse stock split, each 10 shares of issued Common Stock were converted into one share of Common Stock. Shareholders will receive cash in lieu of any fraction of a share that they would otherwise be entitled to receive as a result of the reverse stock split. The reverse stock split reduced the number of shares of outstanding Common Stock from approximately 254 million, to approximately 25.4 million and the number of shares of Common Stock the Company is authorized to issue was reduced from 500 million to 50 million.

Olde Monmouth Stock Transfer Co., Inc., the Company’s transfer agent, is acting as the exchange agent in connection with the reverse stock split.  Shareholders holding Common Stock in certificated form will receive instructions from the transfer agent on how to surrender the certificates representing the pre-split shares in exchange for the new book-entry shares in electronic form.  Shareholders who hold their shares electronically or in street name are not required to take any action to effect the exchange of their shares.

About Rexahn Pharmaceuticals, Inc.

Rexahn Pharmaceuticals Inc. (NYSE MKT: RNN) is a clinical stage biopharmaceutical company dedicated to developing novel, best-in-class therapeutics for the treatment of cancer. The Company’s mission is to improve the lives of cancer patients by developing next generation cancer therapies that are designed to maximize efficacy while minimizing the toxicity and side effects traditionally associated with cancer treatment. Rexahn’s product candidates work by targeting and neutralizing specific proteins believed to be involved in the complex biological cascade that leads to cancer cell growth. Preclinical studies show that certain of Rexahn’s product candidates may be effective against multiple types of cancer, drug resistant cancer and difficult-to-treat cancers, and others may augment the effectiveness of current FDA-approved cancer treatments. The Company has a broad oncology pipeline that includes three anti-cancer compounds currently in clinical development: Supinoxin™, RX-3117, and Archexin®, and a novel nanopolymer-based drug delivery platform technology that may increase the bio-availability of FDA-approved chemotherapies. For more information about the Company and its oncology programs, please visit www.rexahn.com.

Safe Harbor

To the extent any statements made in this press release deal with information that is not historical, these are forward looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the timing and effectiveness of the reverse stock split and the authorized share reduction, statements about the objectives of the reverse stock split, and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, understandings and beliefs regarding the role of certain biological mechanisms and processes in cancer; drug candidates being in early stages of development, including in pre-clinical development; the ability to initially develop drug candidates for orphan indications to reduce the time-to-market and take advantage of certain incentives provided by the U.S. Food and Drug Administration; and the ability to transition from our initial focus on developing drug candidates for orphan indications to candidates for more highly prevalent indications. There can be no assurance that the reverse stock split will result in a sustained increased stock price or increased interest and trading in Rexahn’s common stock. More detailed information on the factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
LifeSci Advisors, LLC
Matthew P. Duffy
(212)-915-0685
matthew@lifesciadvisors.com